Index supplement to underlying supplement no. 7-I dated July 12, 2021 and the prospectus and prospectus supplement, each dated April 8, 2020.

Registration Statement Nos. 333-236659 and 333-236659-01
Dated August 3, 2021
Rule 424(b)(3)

AUGUST 2021

MerQube US Tech+ Vol Advantage Index

J.P.Morgan

PERFORMANCE UPDATE

The MerQube US Tech+ Vol Advantage Index attempts to provide a dynamic rules-based exposure to an unfunded rolling position in E-Mini Nasdaq-100 futures (the "Futures Contracts"), which reference the Nasdaq-100 Index, while targeting a level volatility of 35%, with a maximum exposure to the Futures Contracts of 500% and a minimum exposure to the Futures Contracts of 0%.

The Index is subject to a daily deduction of 6.00% per annum index fee.

The Index was established on June 22, 2021.

Levels are published on Bloomberg using the ticker MQUSTVA.

Hypothetical and actual historical performance: Jul 2011 through Jul 2021


1050
850
650
450
250
50
MerQube US Tech+ Vol Advantage Index
Nasdaq-100 Index
Backtested
Jun-11
Jun-13
Jun-15
Jun-17
Jun-19
Jun-21

Please see the footnotes at the bottom of this page and "Backtesting" on the following page for information on backtested performance and proxies.

Hypothetical and actual historical returns and volatilities: Jul 2011 through Jul 2021

	1 Year Return	3 Year Return (Annualized)	5 Year Return (Annualized)	10 Year Return (Annualized)	10 Year Volatility (Annualized)
MerQube US Tech+ Vol Advantage Index	47.86%	32.91%	40.12%	25.83%	30.83%
Nasdaq-100 Index	43.30%	27.39%	26.93%	20.13%	20.17%

Hypothetical and actual historical monthly weights: May 2021 through Jul 2021

July 2021

Period	Exposure
06/25–07/02	213%
06/18–06/25	160%
06/11–06/18	214%
06/04–06/11	205%
05/28–06/04	201%

June 2021

Period	Exposure
06/25–07/02	213%
06/18–06/25	160%
06/11–06/18	214%
06/04–06/11	205%
05/28–06/04	201%

May 2021

Period	Exposure
05/21–05/28	155%
05/14–05/21	146%
05/07–05/14	172%
04/30–05/07	180%

Hypothetical and actual historical monthly and annual returns: Jan 2012 through Jul 2021

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2012	14.00%	11.94%	10.30%	-3.54%	-14.85%	4.21%	1.25%	10.76%	0.62%	-11.99%	1.98%	-2.99%	18.39%
2013	3.11%	1.00%	5.85%	1.32%	8.11%	-6.53%	15.10%	-2.51%	9.98%	10.50%	8.81%	5.83%	77.22%
2014	-5.51%	10.97%	-7.35%	-1.98%	10.71%	8.24%	2.88%	11.56%	-3.03%	0.65%	12.36%	-10.32%	28.79%
2015	-7.51%	14.58%	-9.79%	0.69%	5.49%	-5.73%	5.72%	-17.96%	-4.47%	21.17%	-2.96%	-5.50%	-11.86%
2016	-13.93%	-3.87%	12.09%	-7.39%	10.28%	-8.77%	17.90%	2.45%	1.59%	-4.92%	-1.96%	-1.07%	-2.22%
2017	11.95%	15.25%	4.16%	2.96%	12.10%	-7.52%	9.42%	4.32%	-2.99%	12.47%	5.13%	-1.64%	84.72%
2018	22.65%	-8.29%	-11.95%	-0.65%	9.50%	2.14%	4.06%	12.54%	-2.07%	-15.19%	-2.12%	-11.61%	-7.39%
2019	11.79%	4.92%	5.24%	13.01%	-16.43%	12.24%	1.90%	-5.97%	-0.45%	7.94%	10.26%	9.22%	62.25%
2020	7.64%	-9.33%	-4.28%	12.28%	5.82%	4.77%	8.32%	15.09%	-6.33%	-4.30%	9.26%	6.26%	50.88%
2021	-1.19%	-3.04%	1.32%	8.06%	-3.00%	12.03%							13.97%

Historical performance measures for the Index represent hypothetical backtested performance through June 21, 2021 (labeled "Backtested" in the chart above); and actual performance from June 22, 2021 through July 30, 2021 (labeled "Actual" in the chart above).

The hypothetical backtested and historical levels presented herein have not been verified by J.P. Morgan, and hypothetical historical levels have inherent limitations. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. Please see the Disclaimer on the following page.

Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

AUGUST 2021 | MerQube US Tech+ Vol Advantage Index

J.P.Morgan

Selected Risks

- Our affiliate, J.P. Morgan Securities LLC ("JPMS"), coordinated with the Index Sponsor in the development of the Index.
- The level of the Index will include the deduction of a fee of 6.0% per annum.
- The Index may not approximate its target volatility.
- The Index is subject to risks associated with the use of significant leverage.
- The Index may be significantly uninvested.
- The Index may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the Index.
- The Index is an "excess return" index and not a "total return" index because it does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.
- The Index, which was established on June 22, 2021, has a limited operating history and may perform in unanticipated ways.
- The Index is subject to significant risks associated with futures contracts, including volatility.
- An investment linked to the Index will be subject to risks associated with non-U.S. securities.
- Concentration risks associated with the Index may adversely affect the value of investments linked to the Index.
- Suspension or disruptions of market trading in the futures contracts included in the Index may adversely affect the value of investments linked to the Index.
- The official settlement price and intraday trading prices of the relevant futures contracts included in the Index may not be readily available.
- Changes in the margin requirements for the underlying futures contracts included in the Index may adversely affect the value of investments linked to the Index.
- The Index may not be successful or outperform any alternative strategy that may be employed of the Constituent.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the prospectus supplement and the relevant product supplement and underlying supplement and the "Selected Risk Considerations" in the relevant pricing supplement.

Disclaimer

The information contained in this document is for discussion purposes only. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern.

Backtesting: Hypothetical backtested performance measures have inherent limitations. Alternative modelling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information.

The 10 Year Volatility (Annualized) on the previous page is a measure of market risk, calculated as of the square root of two hundred and fifty-two (252) multiplied by the sample standard deviation of the daily logarithmic returns of each applicable index or portfolio (considering only days for which levels are available for all three) over the preceding 10 years.

The Sharpe Ratio on the previous page is a measure of risk-adjusted performance, calculated as the 10 Year Return (Annualized) divided by the 10 Year Volatility (Annualized).

Investment suitability must be determined individually for each investor, and notes linked to the Index may not be suitable for all investors. This material is not a product of J.P. Morgan Research Departments.

Copyright © 2021 JPMorgan Chase & Co. All rights reserved. For additional regulatory disclosures, please consult: www.jpmorgan.com/disclosures. Information contained on this website is not incorporated by reference in, and should not be considered part of, this document.